Exhibit 99.8

BURLINGTON NORTHERN SANTA FE

NON-EMPLOYEE DIRECTORS’ STOCK PLAN

DIRECTOR’S RESTRICTED STOCK UNIT AWARD

This Agreement (“Agreement”) was made and entered into as of the      day of April, 200    , by and between Burlington Northern Santa Fe Corporation, a Delaware Corporation, (hereinafter “BNSF”) and

[DIRECTOR’S NAME]

a director of BNSF (hereinafter “Director”).

WITNESSETH

BNSF has adopted the Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan for Burlington Northern Santa Fe Corporation (the “Plan”). The purpose of the Plan is to promote the interests of BNSF and its stockholders by enhancing BNSF’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in BNSF.

WHEREAS, the Director desires to serve on the Board of Directors of BNSF and to accept said grant in accordance with the terms and provisions of the Plan and this Agreement;

NOW THEREFORE, BNSF grants to the Director a Restricted Stock Unit Award of 1,000 Restricted Stock Units to be vested and with all restrictions to lapse upon the Date of Termination of the Director’s service on the Board, provided that such Director must have served on the Board at least until the next Annual Meeting following such Director’s election to the Board, subject to the provisions of Sections 4 and 6 below.

BNSF and Director hereby agree that this Restricted Stock Unit Award shall be subject to the following terms, conditions and restrictions:

1. No Section 83(b) Election. The Director shall not make any elections to which he or she may be entitled pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to elect to recognize income on the date of this grant.

2. No Assignment. The Restricted Stock Units granted as a Restricted Stock Unit Award shall not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date they are vested.

3. No Stockholder Rights. During any period in which Restricted Stock Units are outstanding and have not been settled in Stock, the Director shall not have the rights of a stockholder, such as the right to vote shares or the right to receive dividends on shares, but shall have the right to receive a payment from the Company on each Restricted Stock Unit in lieu of a dividend in an amount equal to the dividend paid on a share of Stock and at such times as such dividends on shares of Stock are paid.

4. Forfeiture. If the Director does not serve on the Board at least until the next Annual Meeting following the Director’s election to the Board, the Director shall forfeit such Restricted Stock Unit Award; provided, however, that if the Director ceases to be a Director by reason of his Retirement, death or Disability, the Restricted Stock Unit Award shall vest and all restrictions shall lapse on his Date of Termination.

5. Change in Capitalization. In the event of a change in the capitalization of BNSF due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate Restricted Stock Units subject to the Plan and the terms of any existing Restricted Stock Unit Awards shall be adjusted to reflect such change.

6. Change in Control. If a Change in Control as defined in the Plan occurs while a Restricted Stock Unit Award remains outstanding under the Plan, the Restricted Stock Unit Award shall become vested and all restrictions shall lapse on the date of the Change of Control.

7. Violation of Law. Notwithstanding any other provision of the Agreement, Director agrees that BNSF shall not be obligated to deliver any shares of Common Stock or Restricted Stock Units or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Common Stock is listed.

8. Conflict. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

9. Terms. The capitalized terms used herein shall have the same meaning as set forth in the Plan.

Anything herein contained to the contrary notwithstanding, this Agreement shall be of no force or effect unless executed by the Director and delivered to the Secretary of BNSF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:
Assistant Secretary

Director